Exhibit 99.1

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Jzaneen Lalani Vice President, Legal Affairs (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Announces Positive Preliminary Phase 1 Cognitive Data for MEM 3454

Montvale, NJ – February 21, 2006 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced preliminary cognitive data from the multiple ascending dose (MAD) study of the Phase 1 clinical trial program of MEM 3454, the Company’s lead drug candidate in its Nicotinic Alpha-7 Agonist program. Cognition data generated in this MAD study, using the Cognitive Drug Research (CDR) battery, demonstrated that a 15 milligram dose of MEM 3454, administered once daily for a period of 13 days showed a statistically significant effect on the Quality of Episodic Secondary Memory (QESM), one of the study’s primary efficacy variables.

“The results from the CDR battery are promising, especially in light of the small sample size, and importantly, support our belief that MEM 3454 has potential as a new therapeutic approach to treat important central nervous system (CNS) disorders such as schizophrenia and Alzheimer’s disease,” stated David A. Lowe, Ph.D., Chief Scientific Officer. “Based on the data we have to date, we are moving forward with a Phase 2a trial that we plan to commence during the first half of this year.”

The MAD study was the final segment in a four-segment single-center Phase 1 clinical trial program of MEM 3454 conducted in Toronto, Canada, under Clinical Trial Applications that the Company filed with Health Canada. The MAD study was a randomized, double-blind, placebo-controlled study of three doses of MEM 3454 (15 milligrams, 50 milligrams, and 150 milligrams) and involved 48 healthy young male and female volunteers. The primary purpose of this MAD study was to investigate the safety, tolerability and pharmacokinetics of multiple ascending doses of MEM 3454 in healthy volunteers. A secondary objective of the study was to assess the cognitive effects of the doses tested using the CDR battery.

QESM is a composite score derived from memory tests in the CDR battery that measure the efficiency with which study participants are able to remember words and pictures. After oral administration of 15 milligrams of MEM 3454 once per day for 13 days, there was a statistically significant effect on the QESM of the healthy volunteers. This effect at 15 milligrams is supported by the Company’s preclinical work with MEM 3454. The other doses administered in the study did not show a similarly statistically significant effect, although there was a trend toward efficacy at the 50 milligram dose. Other domains in the CDR battery measure other cognitive effects such as psychomotor speed and attention, and while trends toward improvement were also seen on these domains at 15 milligrams of MEM 3454, the results were not as substantial as those obtained for the QESM domain.

The Company plans to release further results from the Phase 1 clinical trial program of MEM 3454 during the second quarter of 2006.

The nicotinic alpha-7 receptor is a highly specialized receptor found in the CNS. Compounds acting on this receptor could be beneficial in the treatment of schizophrenia and Alzheimer’s disease, as well as other psychiatric and neurological disorders. MEM 3454 is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program.

About the MEM 3454 Phase 1 Clinical Trial
The single-center Phase 1 clinical trial program consisted of four segments: a double-blind, placebo-controlled study to evaluate the safety, tolerability and pharmacokinetics of single ascending doses of MEM 3454, which involved 56 healthy young male volunteers; a standard single-dose food interaction study, which involved 12 volunteers; a single ascending dose study, which involved 15 elderly volunteers; and the MAD study.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, bipolar disorder, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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